EX-99.11

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

May 10, 2023

Board of Trustees
FlexShares® Trust
50 South LaSalle Street
Chicago, Illinois 60603

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:
We have acted as counsel to FlexShares® Trust, a statutory trust organized under Maryland law (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form N-14 (the “N-14 Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) to accomplish the proposed reorganizations (each, a “Reorganization,” and collectively, the “Reorganizations”) of two series of the Trust (each a “Target Fund”) with and into two other series of the Trust (each an “Acquiring Fund”) as identified below:
Target Funds	Acquiring Funds
FlexShares® International Quality Dividend Defensive Index Fund	FlexShares® International Quality Dividend Index Fund
FlexShares® Quality Dividend Dynamic Index Fund	FlexShares® Quality Dividend Index Fund

Pursuant to an Agreement and Plan of Reorganization (the “Agreement and Plan”): (i) all of a Target Fund’s assets, property, receivables goodwill and other intangible property, any deferred or prepaid expenses shown as an asset on the books of such Target Fund as of the closing time of the applicable Reorganization, and all interests, rights, privileges and powers, other than such Target Fund’s rights under the Agreement and Plan on the date of the applicable Reorganization will be acquired by the corresponding Acquiring Fund, and (ii) each Acquiring Fund will assume the liabilities of the corresponding Target Fund, in exchange for shares of the Acquiring Fund, plus cash in lieu of fractional shares, if any. According to the Agreement and Plan, each Target Fund will be liquidated and dissolved following its Reorganization. The purpose of the N-14 Registration Statement is to register shares to be issued by each Acquiring Fund to the corresponding Target Fund shareholders in connection with such Acquiring Fund’s Reorganization (“Shares”).

Board of Trustees
FlexShares® Trust
May 10, 2023

This opinion is furnished in accordance with the requirements of Item 16(11) of Form N‑14 under the Securities Act.
We have examined (i) the Certificate of Trust of the Trust, as amended; (ii) the Amended and Restated Agreement and Declaration of Trust of the Trust, as amended (the “Declaration”); (iii) the Amended and Restated By-Laws of the Trust, as amended (the “By-Laws”); (iv) certain resolutions adopted by the Board of Trustees of the Trust relating to the Reorganizations; (v) the form of Agreement and Plan, which was approved by the Board at a meeting held on March 23, 2023; and (vi) a Certificate of Good Standing of the Trust dated May 9, 2023 from the State of Maryland.
We have also examined the N-14 Registration Statement of the Acquiring Funds as well as the Registration Statement on Form N-1A filed by the Trust, on behalf of the Target Funds and the Acquiring Funds under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act, as amended to date, as well as other items we deem material to this opinion.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others. Any change in any law, regulation, or interpretation after the date hereof, or any change in the facts could cause a change in our opinion.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur whether the same are retroactively or prospectively applied.
This opinion is based exclusively on the provisions of the Maryland Statutory Trust Act governing the issuance of the Shares of the Fund, and does not extend to the securities or “blue sky” laws of the State of Maryland or other States.
We have assumed the following for purposes of this opinion:
1. The Shares will be issued in accordance with the Agreement and Plan, the N-14 Registration Statement, the Declaration and By-Laws, and resolutions of the Trust’s Board of Trustees relating to the authorization and issuance of the Shares.
2. The Shares will be issued against payment therefor as described in the Agreement and Plan and N-14 Registration Statement.
Based upon and subject to the foregoing, we are of the opinion that, when the N-14 Registration Statement becomes effective under the Securities Act, the Shares issued by each

Board of Trustees
FlexShares® Trust
May 10, 2023

Acquiring Fund in connection with the respective Reorganization will have been validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the N-14 Registration Statement of the Trust and we further consent to reference in the N-14 Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.
Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP